Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

August 6, 2009

UFP Technologies Reports Q2 Results

Georgetown, Mass., August 6, 2009.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $566,000 or $0.09 per diluted share outstanding for its second quarter ended June 30, 2009, compared to 2008 second quarter net income of $1,574,000 or $0.25 per diluted share outstanding.  Sales for the quarter were $21.0 million, 26.3% lower than 2008 second quarter sales of $28.5 million.  For the six-month period ended June 30, 2009, the Company reported net income of $911,000 or $0.15 per diluted common share outstanding, compared to $2.7 million or $0.44 per diluted common share outstanding in the same 2008 period.  Sales for the six-month period ended June 30, 2009, were $42.6 million compared to $56.5 million for the same 2008 six-month period.

“The sluggish economy has continued to affect demand, particularly in the automotive market,” said R. Jeffrey Bailly, Chairman, CEO, and President.  “However, we have taken steps to reduce operating costs and scale our business to operate profitably despite lower sales volumes. More importantly, we continue to identify exciting acquisition opportunities to increase our market share and add to current earnings.”

“We’ve completed the integration of the selected assets of Foamade Industries, Inc., acquired in March 2009.  Both of Foamade’s Hillsdale, Michigan, facilities have been folded into our Grand Rapids operation.  Then in early July we acquired E.N. Murray Company, which brought us a large profitable book of medical business, a strong management team, and a Colorado location that strengthens our position in the western U.S.,” Bailly continued.  “Currently, we have more than $10 million in cash and $13 million in available credit, giving us ample resources to fund other acquisitions and internal growth initiatives.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its cost reduction and acquisition strategies, including the acquisition and integration of E.N. Murray Company and selected assets of Foamade Industries, Inc., the Company’s growth potential and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including E.N. Murray Company and selected assets of Foamade Industries, Inc., as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08
Net sales	$20,959	$28,456	$42,567	$56,464
Cost of sales	15,588	20,828	32,253	41,948
Gross profit	5,371	7,628	10,314	14,516
SG&A	4,416	4,984	8,726	9,906
Operating income	955	2,644	1,588	4,610
Interest expense, other income & expenses	54	88	132	187
Income before income taxes	901	2,556	1,456	4,423
Income taxes	319	966	513	1,669
Net income from consolidated operations	$582	$1,590	$943	$2,754
Net income attributable to noncontrolling interests	(16)	(16)	(32)	(32)
Net income attributable to UFP Technologies, Inc.	$566	$1,574	$911	$2,722

Weighted average shares outstanding	5,787	5,515	5,750	5,482
Weighted average diluted shares outstanding	6,191	6,389	6,175	6,250
Per Share Data
Net income per share outstanding	$0.10	$0.29	$0.16	$0.50
Net income per diluted share outstanding	$0.09	$0.25	$0.15	$0.44

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Jun-09	31-Dec-08
	(unaudited)
Assets:
Cash	$12,872	$6,729
Receivables	9,984	12,755
Inventories	6,751	8,153
Other current assets	2,340	2,005
Net property, plant, and equipment	11,344	11,754
Other assets	7,618	7,327
Total assets	$50,909	$48,723
Liabilities and equity:
Short-term debt	$616	$1,420
Accounts payable	3,276	3,304
Other current liabilities	4,561	6,229
Long-term debt	7,776	4,852
Other liabilities	1,213	1,027
Total liabilities	$17,442	$16,832
Total equity	33,467	31,891
Total liabilities and equity	$50,909	$48,723